EXHIBIT (10)(l)

The Sage Group
CONSULTANTS TO MANAGEMENT	10409 LESLIE DRIVE
RALEIGH, NORTH CAROLINA 27601
(919) 844-9783
E-mail: steve@sagegroupconsulting.com

MEMORANDUM

DATE:	May 1, 2004

TO:	Lee Johnson, President M&F Bank

FROM:	Steven A. Savia, CMC

RE:	Final 2004 Incentive Compensation Program – Branch Customer Service Plan

CC:

This year’s incentive compensation program will have multiple components.

1.	Executive Plan

2.	City Executive Plan

3.	Loan Production Plan

4.	Branch Customer Service Plan

5.	Corporate Support/Teller Plan

This memo describes the Branch Customer Service Plan.

This is a new plan this year. We have segmented Branch Customer Service personnel from Corporate Support Personnel and Tellers. This plan is described below.

1.	Threshold level of Net Income - the Threshold level for 2004 will be $1.448 million (2003 = $1.389 million).

2.	Schedule J presents the 2004 key measures for participants in the Branch Customer Service Plan.

3.	Once the threshold has been exceeded, the overall Bank pool will be created by 65% percent of the increase in net income marginal difference between budgeted net income ($1.484 million) and actual. The Branch Customer Service Plan Pool will be based on 30% of the overall Bank pool.

The Branch Customer Service plan is based on the assumption that the award will be a percent of base salary. The plan has no budget implications since the awards would be made based on a pool created from a percentage of the marginal increase beyond the budget. The Bank’s income would therefore always be more than budget if awards were being made.

Schedule A is a listing of the measures that the program will include and where in the Bank’s information system or other reporting processes the data for those measures is found.

SCHEDULE A – PERFORMANCE FACTORS

Measurement Factor	Where Available
Growth in Average Assets	General Ledger/ Finance
Return on Average Assets	General Ledger/ Finance
Efficiency Ratio	General Ledger/ Finance
Total Deposits	General Ledger/ Finance
Total Assets	General Ledger/ Finance
Growth in Portfolio Loan Levels	Credit Administration
Net Income	General Ledger/ Finance
Percent Recovery Of Loan Loss	General Ledger/ Credit Administration
Service Charge Income	General Ledger/ Finance
Classified Loans as a % of Capital	General Ledger/ Credit Administration
Non-Performing Assets as % of Loan Loss Reserve	General Ledger/ Credit Administration
Income per Employee	General Ledger/ Finance
Assets per Employee	General Ledger/ Finance
Level of Earning Assets	General Ledger/ Finance
Audit Exceptions	Internal Audit
Loan Originations ($)	Loan Production (Retail Bank Admin)
Loan Origination (#)	Loan Production (Retail Bank Admin)
Average Closing Days	Credit Administration
Exceptions From Quality Control	Credit Administration
CRA Rating	Compliance
Target Customer Calls (#)	Loan Production (Retail Bank Admin)
% Loan Portfolio > 30 Days Delinquent	Credit Administration
Document Exceptions Not Cleared 30 Days	Credit Administration
Operating Losses	General Ledger
Transactions per Employee	Operations
Loans Processed (#)	Credit Administration
Delinquencies as % of Loan Portfolio	Credit Administration
Monthly Branch Mystery Shop Score	Operations
New Deposit Accounts Opened	Operations/Branch Reports
Deposit Accounts Closed	Operations/Branch Reports
Loan Referrals	Loan Production (Retail Bank Admin)
Branch Profitability	Finance

Each of the above factors relates to one or more positions in the Bank as a measure of their contribution to the Bank. In some cases the measure is an overall measure of the success of the Bank as a whole (such as Return on Average Assets). In other cases, the measure is more specific to the nature of the position, e.g., Growth in Portfolio Loan Levels for the Retail Banking Group Executive and City Executives; Number of New Deposit Accounts for Customer Service Representatives and Branch Operations Managers.

Schedule E below lists the participants in this plan.

SCHEDULE E – BRANCH CUSTOMER SERVICE PLAN PARTICIPANTS

EMPLOYEE	POSITION
Claxton, Amy	Customer Service Representative

Corpening, Lori	Loan Support
Deloatch, Anne	AVP/Senior Banking Center Service Mgr.

Hart, Takisha	Customer Service Representative

Mackey, Shemeka	Customer Service Representative

Moore, Geraldine	Sec./ Loan Support

Morgan, Wendy	Sec./ Loan Support

Mungo, Audrey	Banking Center Service Manager

Polite, Karen	Customer Service Representative

Ray, LaRevia	Customer Service Representative

Thorpe, Lenora	Customer Service Representative

Winston-Graves, Sheila	Senior Banking Center Service Manager

Woods, Jacqueline	Loan Support

The next step is putting the factors with the personnel and their positions. For Branch Customer Service Plan Participants, the measures will be the same for each participant but measured by City for these employees. Schedule J provides suggested measures for these participants.

SCHEDULE J – BRANCH CUSTOMER SERVICE PLAN PARTICIPANTS - 2004 MEASURES

EMPLOYEE	MEASUREMENT FACTORS

Claxton, Amy

Corpening, Lori

Deloatch, Anne *

Hart, Takisha

Mackey, Shemeka

Moore, Geraldine

Morgan, Wendy

Mungo, Audrey *

Polite, Karen

Ray, LaRevia

Thorpe, Lenora

Winston-Graves, Sheila *

Woods, Jacqueline

Average City Mystery Shop Score (15%),

Total Deposits for the City (10%),

Deposit Customer Retention (20%),

Cross Sell of Services (15%),

Number of New Deposit Accounts (15%),

Loan Referrals (10%),

Branch Profitability (15%)

* City Profitability (15%)

AWARD PAYOUTS

Below is a description of the basis for payouts for the various plans described above.

Branch Customer Service Plan -

The overall Bank pool will be created by 65% percent of the increase in net income marginal difference between budgeted net income ($1.484 million) and actual. The Branch Customer Service Plan Pool will be based on 30% of the overall Bank pool. Thus, if the Bank achieves $200,000 above the threshold, the overall Bank pool is $130,000. The Branch Customer Service pool would therefore be $39,000. Another way to calculate the pool is to take 19.5% of the marginal difference of the increase in net income above budgeted income for the Bank.

This plan pays out on a quarterly basis. Quarterly payouts are based on up to 5% of base compensation not to exceed $1,000 per quarter.

Since payouts occur on a quarterly basis but are based on annual results, that payout must be based on annualized quarterly results. As such, a small percentage holdback will be maintained and paid out with payment for the final quarter. 15% of the calculated payout will be held back from the first three quarters. If the branch or city from which results are measured does not achieve its annual threshold, the fourth quarter payment will not be made and the hold back portion will be forfeited.

42